UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2009

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 22, 2009, Orange 21 Inc. (the “Company”) issued a press release announcing that it has commenced a subscription rights offering. A copy of the press release is attached hereto as Exhibit 99.1.

Pursuant to the rights offering, the Company will distribute subscription rights, at no charge, to each record holder of its common stock, options or warrants as of 5:00 p.m., New York City time January 21, 2009, the record date for the offer. Each subscription right represents the right to purchase one share of the Company’s common stock at a price of $0.80 per share, and may be exercised at any time prior to 5:00 p.m. New York City time on February 20, 2009, the scheduled expiration of the offer. An aggregate of 9,544,814 subscription rights will be distributed. The subscription rights are not transferable and will be evidenced by subscription rights certificates. Fractional shares of the Company’s common stock will not be issued.

The rights offering will be conducted via an existing effective shelf registration statement. The Company will mail rights offering materials, including a prospectus supplement and a subscription rights certificate, to the record holders on or about January 22, 2009. The proceeds from the rights offering are expected to be used for general corporate purposes, which may include research and development, capital expenditures, payment of trade payables, working capital and general and administrative expenses. The Company may also use a portion of the net proceeds to acquire or invest in complimentary businesses, products and technologies, although the Company currently has no current plans, commitments or agreements with respect to any such acquisitions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 22, 2009	ORANGE 21 INC.

	By:	/s/ Jerry Collazo
Jerry Collazo
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 22, 2009.